UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2007

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600 Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On September 14, 2007, Nextel Telecomunicações Ltda., our Brazilian subsidiary, which we refer to as Nextel Brazil, and certain of its and our other subsidiaries, entered into a Term Facility Agreement A/B dated as of September 14, 2007 by and among Nextel Brazil, as borrower, Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., and certain other financial institutions as lenders, and Standard Bank Offshore Trust Company Jersey Limited, as security agent. The Term Facility Agreement provides for borrowings by Nextel Brazil, and the corresponding commitment of syndicated banks to lend for a period of 180 days, up to $300.0 million. Nextel Brazil will pay a commitment fee with respect to that portion of the balance that it has not borrowed until the termination of the 180-day period. The obligations of Nextel Brazil under the Term Facility Agreement are guaranteed by all of its material operating subsidiaries and are secured by a pledge of the outstanding equity interests in Nextel Brazil and those subsidiaries. Borrowings under the Term Facility Agreement can be used by Nextel Brazil for capital expenditures, general corporate purposes and the repayment of specified short term inter-company debt owed by Nextel Brazil to NII Holdings, Inc.
     Funds under the Term Facility Agreement are available to Nextel Brazil in two tranches, as follows:
•	$45.0 million in U.S. dollars, which matures on September 14, 2014 and carries interest at a floating interest rate based on LIBOR plus a specified margin, initially 2.50%, that is subject to reduction based on the changes in the ratio of Nextel Brazil’s indebtedness to its consolidated operating income plus its depreciation and amortization expense (we refer to this term loan tranche as the A Loan); and

•	$255.0 million in U.S. dollars, which matures on September 14, 2012 and carries interest at a floating interest rate based on LIBOR plus a specified margin, initially 2.25%, that is subject to reduction based on the changes in the ratio of Nextel Brazil’s indebtedness to its consolidated operating income plus its depreciation and amortization expense (we refer to this term loan tranche as the B Loan).
     Funding of the loans under the Term Facility Agreement is subject to the satisfaction of customary conditions including the accuracy of the representations and warranties made by Nextel Brazil and, in the case of the initial borrowing, the execution of related financing documents and the creation of the related security interests. At the signing of the facility, Nextel Brazil satisfied substantially all of the conditions necessary to permit it to borrow, during the 180-day borrowing period described above, the entire $45.0 million available under the A Loan and $255.0 million available under the B Loan.
     The Term Facility Agreement contains certain restrictive covenants applicable to Nextel Brazil, including a requirement that it maintain a minimum net worth, a minimum debt-to-operating income before depreciation and amortization ratio and a debt service coverage ratio. The Term Facility Agreement also contains certain restrictions on transactions, payments and loans between Nextel Brazil and NII Holdings, Inc. and our subsidiaries. Nextel Brazil was in compliance with all of these covenants as of the filing of this report.
     We are not a guarantor or otherwise a party to the Term Facility Agreement, but we have agreed in connection with the transaction to subordinate our rights under specified inter-company borrowings (other than certain short term inter-company borrowings that will be repaid with the proceeds of the initial loans) owed by Nextel Brazil to us and our subsidiaries to the prior payment of amounts due to the lenders under the Term Facility Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 14, 2007, Nextel Brazil, and certain of its and our other subsidiaries, entered into a Term Facility Agreement providing for borrowings by Nextel Brazil of up to $300.0 million.
     The information provided in Item 1.01 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
Date: September 17, 2007	By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President and General Counsel